Exhibit 107
Calculation of Filing Fee Table
424(b)(2)
(Form Type)
Visa Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	2.250% Notes due 2028	457(r)	€1,250,000,000	99.462%	€1,243,275,000	0.00015310	$216,632.11
Fees to Be Paid	Debt	3.125% Notes due 2033	457(r)	€1,000,000,000	99.993%	€999,930,000	0.00015310	$174,230.92

Fees to Be Paid	Debt	3.500% Notes due 2037	457(r)	€650,000,000	99.480%	€646,620,000	0.00015310	$112,669.08
Fees to Be Paid	Debt	3.875% Notes due 2044	457(r)	€600,000,000	98.801%	€592,806,000	0.00015310	$103,292.37
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$3,963,582,341.10 (1)		$606,824.48
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$606,824.48
(1)The total offering amount is based on the latest euro/U.S. dollar exchange rate of €1.00/$1.1381 announced by the Board of Governors of the Federal Reserve System on April 28, 2025.
(2)This registration fee table shall be deemed to update the “Calculation of Registration Fee” in the Company’s Registration Statement on Form S-3 (File No. 333-280966) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.